CONTACT: Dan Lombardo Vice President of Investor Relations 630-570-0605 dan.lombardo@inventrustproperties.com InvenTrust Properties Corp. Appoints David Bryson as Chief Accounting Officer DOWNERS GROVE, III – February 23, 2022 – InvenTrust Properties Corp. (“InvenTrust” or the “Company”) (NYSE: IVT) today announced that David Bryson, CPA, has been appointed Chief Accounting Officer, effective immediately. “We are pleased to announce the promotion of David to his new role as Chief Accounting Officer,” said Mike Phillips, CFO of InvenTrust. “David has brought strong leadership to our team and has more than 15 years of real estate experience with substantial SEC reporting expertise. I look forward to continuing to work closely with David as we build on our strong accounting and reporting platform to support the execution of InvenTrust’s financial strategy.” “I am honored to take on this new role at InvenTrust during this critical point in our trajectory,” said Mr. Bryson. “I look forward to working with the leadership team to advance our strategic objectives and capture the substantial opportunities ahead for our business.” About David Bryson, Chief Accounting Officer and Controller Mr. Bryson has served as Vice President, Controller of InvenTrust since May 2021. Prior to joining the Company, Mr. Bryson worked at Ernst & Young LLP for 15 years, serving most recently as Senior Manager in their Real Estate Assurance Services practice. He graduated from Miami University Farmer School of Business with a Bachelor of Science in Accounting and a Bachelor of Science in Finance with a minor in Entrepreneurship. Mr. Bryson is a licensed certified public accountant in the State of Illinois. About InvenTrust Properties Corp. InvenTrust Properties Corp. (“we,” the “Company,” “our,” “us,” "IVT" or "InvenTrust") is a premier Sun Belt, multi-tenant essential retail REIT that owns, leases, redevelops, acquires and manages grocery anchored neighborhood and community centers as well as high- quality power centers that often have a grocery component. We pursue our business strategy by acquiring retail properties in Sun Belt markets, opportunistically disposing of retail properties, maintaining a flexible capital structure, and enhancing environmental, social and governance (ESG) practices and standards. A trusted, local operator bringing real estate expertise to its tenant relationships, IVT has built a strong reputation with market participants across its portfolio. IVT is committed to leadership in ESG practices and has been a Global Real Estate Sustainability Benchmark (“GRESB”) member since 2013. As of December 31, 2021, the Company is an owner and manager of 62 retail properties, representing 9.5 million square feet of retail space. For more information, please visit www.inventrustproperties.com. Availability of Information on InvenTrust Properties Corp.'s Website and Social Media Channels Investors and others should note that InvenTrust routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission filings, press releases, public conference calls, webcasts and the InvenTrust investor relations website. The Company uses these channels as well as social media channels (e.g., the InvenTrust Twitter account

(twitter.com/inventrustprop); and the InvenTrust LinkedIn account (linkedin.com/company/inventrustproperties) as a means of disclosing information about the Company's business to our colleagues, investors, and the public. While not all of the information that the Company posts to the InvenTrust investor relations website or on the Company’s social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in InvenTrust to review the information that it shares on www.inventrustproperties.com/investor-relations and on the Company’s social media channels.